As filed with the Securities and Exchange Commission on July 8, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NATIONAL INVESTMENT MANAGERS, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-2091510 (I.R.S. Employer Identification No.)

485 Metro Place South, Suite 275, Dublin, Ohio (Address of Principal Executive Offices)	43017 (Zip Code)

2005 STOCK INCENTIVE PLAN
(Full title of the plan)

John M. Davis
President, Chief Operating Officer
National Investment Managers, Inc.
485 Metro Place South, Suite 275
Dublin, Ohio 43017
(Name and address of agent for service)

(614) 923-8822
(Telephone number, including area code, of agent for service)

With copies to:
Stephen M. Fleming, Esq. Law Offices of Stephen M. Fleming PLLC 110 Wall Street, 11th Floor New York, New York 10005 (516) 833-5034

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value (1)	400,000 (2)	$0.52 (3)	$208,000 (3)	$11.61 (3)

(1)
The securities subject to registration under this Registration Statement are shares of the common stock, $0.001 par value (the “Common Stock”), of National Investment Managers, Inc. (the “Company”) issuable to members of the Company’s Board of Directors (the “Board”) upon the exercise of stock options with fixed exercise prices previously granted to such Board members under the Company’s 2005 Stock Incentive Plan (the “Plan”).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Company’s Common Stock that may be issued pursuant to the terms of the Plan by reason of stock splits, stock dividends or similar transactions.

(3)
Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum aggregate offering price and the registration fee have been calculated based on an a proposed maximum offering price per share of $0.52, which represents the exercise price of the options exercisable into the shares of Common Stock subject to registration under this Registration Statement.

INTRODUCTION

This Registration Statement is being filed with the U.S. Securities and Exchange Commission (the “Commission”) to register the sale from time to time of shares of the Company’s Common Stock issuable upon the exercise of stock options granted to members of the Company’s Board under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I have been or will be delivered to participants in the Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the Commission on May 15, 2009; and

•
the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 20, 2005, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable, since the Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and the right of our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that the indemnification provisions in the Company’s Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index attached hereto is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, State of Ohio, on this 8th day of July, 2009.

NATIONAL INVESTMENT MANAGERS, INC.

By:	/s/ Steven J. Ross
Steven J. Ross Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Ross and Christopher W. Larkin, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven J. Ross	Chief Executive Officer and Director	July 8, 2009
Steven J. Ross	(Principal Executive Officer)

/s/ Christopher W. Larkin	Chief Financial Officer	July 8, 2009
Christopher W. Larkin	(Principal Accounting and Principal Financial Officer)

/s/ Richard Berman	Chairman of the Board of Directors	July 8, 2009
Richard Berman

/s/ Steven B. Ruchefsky	Director	July 8, 2009
Steven B. Ruchefsky

/s/ Jeff Cooke	Director	July 8, 2009
Jeff Cooke

/s/ Arthur D. Emil	Director	July 8, 2009
Arthur D. Emil

EXHIBIT INDEX

Exhibit No.	Description

4.1	2005 Stock Incentive Plan of the Company.

4.2	Articles of Incorporation of the Company, as amended (incorporated by reference to the Company’s Registration Statement on FormS-18, filed with the Commission on October7, 1985).

4.3
Articles of Amendment to the Articles of Incorporation dated August19, 2004 (incorporated by reference to Exhibit3.5 to the Company’s Registration Statement on FormSB-2 (File No.333-136790), filed with the Commission on August21, 2006).

4.4
Articles of Amendment to the Articles of Incorporation dated March2, 2005 (incorporated by reference to Exhibit3.6 to the Company’s Registration Statement on FormSB-2 (File No.333-136790), filed with the Commission on August21, 2006).

4.5
Articles of Amendment to the Articles of Incorporation dated March15, 2005 (incorporated by reference to Exhibit3.7 to the Company’s Registration Statement on FormSB-2 (File No.333-136790), filed with the Commission on August21, 2006).

4.6
Articles of Amendment to the Articles of Incorporation dated March21, 2005 (incorporated by reference to Exhibit3.8 to the Company’s Registration Statement on FormSB-2 (File No.333-136790), filed with the Commission on August21, 2006).

4.7
Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit3.1 to the Company’s Registration Statement on FormSB-2 (File No.333-124161), filed with the Commission on April 19, 2005.

5.1	Opinion of Russell Demsey, Esq.

23.1	Consent of Rothstein, Kass & Company, P.C.

23.2	Consent of Russell Demsey, Esq. (included in Exhibit5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).